DNB Financial Corporation

For further information, please contact:
Gerald F. Sopp CFO/Executive Vice-President
484.359.3138	FOR IMMEDIATE RELEASE
gsopp@dnbfirst.com	(NasdaqCM:DNBF)

DNB Financial Corporation
Announces 2010 Fourth Quarter  and Full year Earnings

(January 26, 2011 – Downingtown, PA) DNB Financial Corporation (“DNB”), parent of DNB First, National Association, the oldest National Bank in the greater Philadelphia region, celebrating its 150th anniversary, reported a 123.00% increase in net income for the fourth quarter of 2010 compared to the same period of 2009 and a 137.00% increase for the full year. Net income for the three and twelve months ended December 31, 2010 was $1.1 million and $3.7 million, respectively, compared to $474,000 and $1.5 million for the same periods of 2009.  Earnings per common share for the fourth quarter of 2010 were $0.34 on a fully diluted basis compared to $0.12 for the same period of 2009. Earnings per common share for the twelve months ended December 31, 2010 was $1.16 on a fully diluted basis compared to $0.38 for the same period of 2009.

Core earnings, which is a non-GAAP measure of net income excluding gains and losses on the sale of securities and prepayment penalties, for the three and twelve months ended December 31, 2010 were $645,000 and $2.7 million, up substantially from $118,000 and $649,000 for the same periods of 2009. The Summary of Financial Statistics section in this report includes a reconciliation of core earnings to the corresponding GAAP financial measure.

 William S. Latoff, Chairman and CEO said, “We are very pleased to end the year in such a strong position. Our focused and prudent approach has served us well, allowing us to restructure the balance sheet, while continuing to build capital. We have significantly reduced high cost borrowings and CDs and funded loan growth with core deposits and capital. We have controlled non-interest expenses and made investments in core business lines.  These strategies leave us well positioned to benefit from an improving economy in 2011 and beyond. We continue to believe that consistency, stability and a focus on core earnings and balance sheet strength are critical success factors in today's challenging economic environment.”

During the three and twelve months ended December 31, 2010, net interest income rose to $4.9 million and $19.0 million respectively, compared to $4.1 million and $15.3 million for the same periods of 2009. The increase for both periods was due to higher levels of loan balances combined with a reduction in interest expense. Outstanding loans at December 31, 2010 increased 10.22%, or $36.7 million over December 31, 2009. The reduction in interest expense was due to lower rates on interest-bearing deposits and the paydown of $28.0 million of FHLB borrowings in the year. The net interest margin for the three-month period ended December 31, 2010 was 3.31%, a 60 basis point improvement over the same period of 2009.  The net interest margin for the twelve months ended December 31, 2010 was 3.20%, a 49 basis point increase over 2009.

          Non-interest income for the three and twelve month periods ended December 31, 2010 improved to $1.5 million and $5.4 million respectively, compared to $1.3 million and $4.5 million for the same periods of 2009.  Included in non-interest income were gains on the sale of securities of $633,000 and $540,000 for the respective quarterly periods of 2010 and 2009 and $2.0 million and $1.4 million for the respective twelve month periods. DNB employs a defensive and conservative approach to balance sheet management as a hedge against rising interest rates, by investing in securities with short durations, strong cash flows, and low price volatility. This approach allows us to grow loans and at the same time use gains in the investment portfolio to offset lower yields and non-recurring costs. Absent the gains on the sale of securities, non-interest income was $886,000 compared to $766,000 and $3.4 million compared  to $3.1 million for the respective quarterly and twelve month periods.

 Non-interest expense for the three months ended December 31, 2010 declined approximately $120,000 or 2.86%, compared to the fourth quarter of 2009. A decline in salaries and employee benefits due to staff reductions accounted for most of the variance. For the year, non-interest expenses increased 1.88% or $313,000 over 2009, but included pre-payment penalties amounting to approximately $560,000 for the pre-payment of $18.0 million of high cost FHLB borrowings in the first quarter. Absent these penalties, non-interest expenses declined approximately $247,000 or 1.49% compared to 2009.

William J. Hieb, President and COO said, “As we move forward, we won’t lose sight of the continued importance of expense control. We believe we have instilled that sense of ownership and pride that makes controlling costs a part of our daily operations."

Total assets were reduced by $31.9 million, to $602.3 million at December 31, 2010 compared to $634.2 million at December 31, 2009. The overall decline in assets was part of DNB's strategy to reduce the cost of funds and improve core earnings by substituting loans for investment securities.  The reduction was due to a $17.5 million decrease in cash and cash equivalents and a $49.3 million decrease in investment securities, offset by a $36.7 million increase in net loans and leases.

Deposits declined by $14.6 million, or 2.88%, to $492.7 million at December 31, 2010 compared to $507.3 million at December 31, 2009. Core deposits, i.e., demand deposits, money market accounts, NOW and savings accounts, increased $18.3 million in aggregate or 5.44%, while time deposits declined $32.9 million or 19.22%. DNB’s composite cost of funds for the fourth quarter of 2010 dropped 71 basis points to 1.05% compared to 1.76% for the three months ended December 31, 2009.

Capital remained strong at the end of the fourth quarter of 2010, as DNB’s tier 1 leverage ratio stood at 9.25% and its total risk-based capital ratio stood at 14.28%, well above the levels of 5.00% and 10.00% respectively to be deemed “well capitalized” for regulatory purposes. These are levels management feels are appropriate for current market conditions. Shareholder's equity increased $2.3 million to $45.2 million at December 31, 2010 compared to December 31, 2009, reflecting our solid earnings growth.

Asset quality improved significantly during the year. The level of non-performing loans at 1.82% on December 31, 2010 compares to 2.55% a year earlier. During the fourth quarter of 2010, DNB provided $775,000 for credit losses compared to $625,000 for the same period in 2009. For the respective twelve month periods of 2010 and 2009, DNB provided $2.2 million and $1.3 million.  The allowance for credit losses was $5.9 million at December 31, 2010 compared to $5.5 million at December 31, 2009. This improved our coverage ratio, defined as the allowance for credit losses as a percentage of non-performing loans, from 59.65% a year ago to 81.46% on December 31, 2010.

Chairman Latoff concluded, “We have always been committed to our market and have sought to help businesses grow and prosper by providing the products and services needed even in the most challenging of times.  We have practiced sound underwriting standards and focused on balance sheet strength, while protecting our depositors and shareholders. We will continue these strategies as we enter the new decade."

 DNB Financial Corporation is a bank holding company whose bank subsidiary, DNB First, National Association, is a community bank headquartered in Downingtown, Pennsylvania with 13 locations. Founded in 1860, DNB First is the oldest National Bank in the greater Philadelphia region. In addition to providing a broad array of consumer and business banking products, DNB offers brokerage and insurance services through DNB Financial Services, and trust services through DNB Advisors. DNB Financial Corporation’s shares are traded on Nasdaq’s Capital Market under the symbol: DNBF.  We invite our customers and shareholders to visit our website at http://www.dnbfirst.com.

This press release contains statements which, to the extent that they are not recitations of historical fact may constitute forward-looking statements within the meaning of the United States Private Securities Litigation Reform Act of 1995. Such forward-looking statements may include financial and other projections as well as statements regarding the Corporation’s future plans, objectives, performance, revenues, growth, profits, operating expenses or the Corporation’s underlying assumptions. The words “may”, “would”, “could”, “will”, “likely”, “expect,” “anticipate,” “intend”, “estimate”, “plan”, “forecast”, “project” and “believe” or other similar words and phrases may identify forward-looking statements. Persons reading this press release are cautioned that such statements are only predictions, and that the Corporation’s actual future results or performance may be materially different.

Such forward-looking statements involve known and unknown risks, uncertainties.   A number of factors, many of which are beyond the Corporation's control, could cause our actual results, events or developments, or industry results, to be materially different from any future results, events or developments expressed, implied or anticipated by such forward-looking statements, and so our business and financial condition and results of operations could be materially and adversely affected. Such factors include, among others, our need for capital; the impact of economic conditions on our business; changes in banking regulation and the possibility that any banking agency approvals we might require for certain activities will not be obtained in a timely manner or at all or will be conditioned in a manner that would impair our ability to implement our business plans; our ability to attract and retain key personnel; competition in our marketplace; and other factors as described in our securities filings.  All forward-looking statements and information made herein are based on our current expectations as of the date hereof and speak only as of the date they are made.  The Corporation does not undertake to update forward-looking statements.

For a complete discussion of the assumptions, risks and uncertainties related to our business, you are encouraged to review our filings with the Securities and Exchange Commission, including our most recent annual report on Form 10-K, as well as any changes in risk factors that we may identify in our quarterly or other reports filed with the SEC.

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009
EARNINGS:
Interest income	$6,351	$6,759	$26,050	$25,948
Interest expense	1,474	2,614	7,062	10,629
Net interest income	4,877	4,145	18,988	15,319
Provision for credit losses	775	625	2,216	1,325
Non-interest income	1,519	1,305	5,430	4,507
Non-interest expense	4,091	4,211	16,903	16,590
Income before income taxes	1,530	614	5,299	1,911
Income tax expense	475	140	1,629	362
Net income	1,055	474	3,670	1,549
Preferred stock dividends and accretion of discount	155	155	618	567
Net income available to common stockholders	900	319	3,052	982
Net income per common share, diluted	$0.34	$0.12	$1.16	$0.38

PERFORMANCE RATIOS:
Interest rate spread	3.26%	2.64%	3.15%	2.47%
Net interest margin	3.31%	2.70%	3.20%	2.71%
Return on average equity	8.79%	4.31%	7.99%	3.76%
Return on average assets	0.69%	0.30%	0.59%	.26%

	December 31,		December 31,
	2010		2009
FINANCIAL POSITION:
Securities	$154,793		$204,095
Loan and leases	396,171		359,427
Allowance for credit losses	5,884		5,477
Total assets	602,325		634,248
Deposits	492,746		507,347
Borrowings	60,230		79,450
Stockholders' equity	45,208		42,876

EQUITY RATIOS:
Tier 1 leverage ratio	9.25%		8.33%
Risk-based capital ratio	14.28%		14.27%
Book value per common share	$12.55		$11.88

DNB Financial Corporation
Summary of Financial Statistics
(Dollars in thousands)
(Unaudited)

Reconciliation of Non-GAAP Financial Measures

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2010	2009	2010	2009

GAAP net income	$1,055	$474	$3,670	$1,549
Gains on sales of securities	(633)	(540)	(2,007)	(1,364)
Prepayment penalties on FHLB advances	-	-	560	-
Income tax adjustment	223	184	491	464
Non-GAAP net income (Core earnings)	$645	$118	$2,714	$649